UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2013

ENPHASE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35480	20-4645388
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1420 N. McDowell Blvd

Petaluma, CA 94954

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (707) 774-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On March 11, 2013, Raghuveer R. Belur resigned from the Board of Directors (the “Board”) of Enphase Energy, Inc. (the “Company”). In December 2012, the Company had previously reported that Mr. Belur intended to resign from the Board on or about the end of March 2013. Mr. Belur will continue his service as the Company’s Vice President of Products and Strategic Initiatives after his resignation from the Board.

Severance and Change in Control Benefit Plan

On March 6, 2013, the Compensation Committee of the Board (the “Compensation Committee”) approved the Severance and Change in Control Benefit Plan (the “Severance Plan”) for certain of its executive officers and other key employees, including the Company’s “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission). Upon acceptance by a participant, the Severance Plan will supersede and replace existing severance agreements that would otherwise apply to participants in the Severance Plan upon qualifying terminations of employment. The Compensation Committee has the authority to designate the participants in the Severance Plan and the level of benefits each such participant will be eligible to receive upon a qualifying termination of employment.

Under the Severance Plan, upon a termination of a participant’s employment by the Company without “cause” or the resignation by a participant for “good reason” (each, an “Involuntary Termination”), or upon an Involuntary Termination in connection with, or within 12 months following, a “change in control” (a “Change in Control Termination”) (each of the terms “cause”, “good reason” and “change in control” as defined in the Severance Plan), participants in the Severance Plan generally will be entitled to receive the following severance benefits:

•

a lump sum cash payment equal to the sum of (a) either 6, 9 or 12 months of the participant’s monthly base salary, and (b) a pro-rata portion of the participant’s target annual bonus calculated at 100% of target levels for the year of termination (the “Pro-rata Target Bonus”);

•	Company-paid COBRA premiums for continued health insurance for up to 6, 9 or 12 months;

•	in certain cases, accelerated vesting of all or a portion of the participant’s then-outstanding equity awards; and

•

an extended period of time to exercise any outstanding vested stock options (and other vested equity awards which carry a right to exercise) held by such participants as of the date of termination, which extended exercisability period will end upon the earlier of (a) one year following the date of termination and (b) the date on which the original term of such equity awards would otherwise expire.

Receipt of the foregoing benefits is subject to the participant’s execution and non-revocation of a release of claims against the Company and continued compliance with certain restrictive covenants.

The amount of cash severance, the duration of the COBRA payment period, and the percentage of accelerated vesting of equity awards, if any, varies based on the participant’s designation in the Service Plan as a Tier I Participant, Tier II Participant or Tier III Participant and whether the termination is an Involuntary Termination or a Change in Control Termination, as set forth in the table below.

	Cash Severance(1)		COBRA Premium Payment Period		Accelerated Vesting of Equity Awards(2)
	Involuntary Termination	Change in Control Termination	Involuntary Termination	Change in Control Termination	Involuntary Termination		Change in Control Termination
Tier I Participants	12 months	12 months	12 months	12 months	25%		100%
Tier II Participants	6 months	9 months	6 months	9 months	100	%(3)	100%
Tier III Participants	6 months	9 months	6 months	9 months	None		100%

(1)	Participants are also entitled to receive the Pro-rata Target Bonus.
(2)	Participants also will have an extended period of time to exercise outstanding equity awards, as described in the fourth bullet above.
(3)	Such vesting acceleration only applies to equity awards granted prior to April 1, 2012. For equity awards granted on or after April 1, 2012, no such accelerated vesting would apply.

In addition, unless otherwise provided in an agreement between a participant and the Company, if any payments or benefits that a participant would receive in connection with a change in control of the Company would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, and such payments would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payments will either be (1) provided to the participant in full or (2) reduced to such lesser amount that would result in no portion of such payments being subject to the excise tax, whichever amount after taking into account all applicable taxes, including the excise tax, would result in the participant’s receipt, on an after-tax basis, of the greatest amount of such payments.

Paul Nahi, the Company’s President and Chief Executive Officer, has been designated as a Tier I Participant in the Severance Plan. In addition, Kris Sennesael, Vice President and Chief Financial Officer; Greg Steele, Senior Vice President of Engineering; and Jeff Loebbaka, Senior Vice President of Worldwide Sales and Field Operations, have been designated as Tier III Participants in the Severance Plan.

The foregoing description is qualified in its entirety by reference to the Severance Plan, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 11, 2013	ENPHASE ENERGY, INC.

	By:	/s/ Kris Sennesael
Kris Sennesael
Vice President and Chief Financial Officer